Exhibit 99.1

Contact: Paul Thibeau, +1 310 788 1999, pthibeau@ilfc.com

ILFC CONTINUES TO FOCUS ON ENHANCING OPERATIONS IN 2013
Diversifying Funding Sources, Supporting Regional Presence,
and Fostering Global Customer Base

LOS ANGELES — January 22, 2013 — International Lease Finance Corporation (ILFC), a wholly owned subsidiary of American International Group, Inc. (NYSE: AIG), announced today it will continue to focus on strengthening the company’s operations throughout 2013.

“This past year marked a critical milestone in enhancing ILFC’s operations and bolstering our liquidity and capital position,” said ILFC Chief Executive Officer Henri Courpron. “With our team’s unwavering commitment to our vision for a long-term and sustainable future for both our company and the industry, we will continue to deliver innovative total aircraft fleet solutions to assist our customers worldwide in optimizing their fleets.”

In 2012, ILFC:

•            Raised $4.2 billion through several financing structures that incorporated secured bank financing, secured institutional term loans, and unsecured public bonds.

•            Diversified its funding sources and reduced funding costs through a variety of financing activities, including closing a $203 million bank loan arranged and underwritten by DVB Bank, pricing $287 million pre-funded secured notes due 2025 guaranteed by the Export-Import Bank of the United States, refinancing the $550 and $750 million secured term loans, and closing a senior secured term loan of $900 million, which was supported by collateral with an initial weighted average age of 13.4 years.

•            Enhanced its liquidity and credit profile by entering into a new $2.3 billion committed unsecured revolving credit facility, which matures in October 2015, replacing its $2.0 billion unsecured revolving credit facility.

•            Held in excess of $2.9 billion in unrestricted cash as of December 31, 2012 for future debt maturities and growth.

About ILFC

International Lease Finance Corporation (ILFC) is a global market leader in the leasing and remarketing of commercial jet aircraft.  With more than 1,000 owned and managed aircraft and commitments to purchase 229 new high-demand, fuel-efficient aircraft and rights to purchase an additional 50 A320neo family aircraft, ILFC is the world’s largest independent aircraft lessor. ILFC leases aircraft to approximately 200 airlines in more than 80 countries and provides part-out, engine leasing and engine exchange services through its subsidiary, AeroTurbine. ILFC operates from offices in Los Angeles, Amsterdam, Beijing, Dublin, Miami, Seattle, and Singapore. ILFC is a wholly owned subsidiary of American International Group, Inc. (AIG). www.ilfc.com | Twitter: @ILFCGlobal

About AIG

AIG is the world’s largest insurance organization, serving more than 88 million customers in over 130 countries and jurisdictions around the world. AIG businesses are market leaders in property casualty insurance, life insurance and retirement services, mortgage insurance, and aircraft leasing. Additional information about AIG can be found at www.aig.com | YouTube: www.youtube.com/aig | Twitter: @AIG_LatestNews | LinkedIn: http://www.linkedin.com/company/aig

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